UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 30, 2025
 ______________________
Dell Technologies Inc.
(Exact name of registrant as specified in its charter)
 ______________________

Delaware	001-37867	80-0890963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Dell Way
Round Rock,	Texas	78682
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (800) 289-3355
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class C Common Stock, par value $0.01 per share	DELL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On September 30, 2025, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Dell Technologies Inc. (the “Company”) approved the grant to Jeffrey Clarke, the Company’s Chief Operating Officer and Vice Chairman, of a one-time performance-based stock option award (the “Award”) to purchase 2,500,000 shares of the Company’s Class C common stock (“Class C Common Stock”) pursuant to the terms of the Company’s 2023 Stock Incentive Plan (the “2023 Plan”). The Award has a ten-year term, an exercise price of $141.77 per share, reflecting the closing price on September 30, 2025 of the Class C Common Stock as reported on the New York Stock Exchange, and a grant date fair value of approximately $132.4 million. On September 30, 2025, the Committee also approved the form of Performance-Based Stock Option Agreement to be entered into in connection with the Award.

The Award is intended to recognize Mr. Clarke’s leadership in executing the Company’s strategy and driving progress at the Company with respect to its key strategic objectives, to incentivize Mr. Clarke’s continued contribution to the creation of long-term shareholder value, and to promote Mr. Clarke’s continued service with the Company.

The Award is subject to the achievement of specified performance criteria, as certified by the Committee, during a performance period that ends on January 31, 2031. The performance criteria consist of a Company market capitalization performance goal (calculated based on the number of outstanding shares of Company common stock and the price of the Class C Common Stock) and a Company free cash flow performance goal (calculated in accordance the Company’s externally reported adjusted free cash flow measure). Both performance goals must be achieved for the Award to vest, unless Mr. Clarke’s employment terminates due to death or disability. In designing the Award, the Committee determined that market capitalization and free cash flow were key metrics that would advance the long-term success of the Company while aligning Mr. Clarke’s compensation with the creation of shareholder value.

Vesting of the Award is contingent on Mr. Clarke’s continued employment with the Company through March 15, 2031, subject to accelerated vesting in the event Mr. Clarke’s employment terminates due to death or disability or, in some circumstances, the disability of his spouse. If Mr. Clarke retires or resigns prior to vesting, the entire Award will be forfeited. The Award is also subject to a forfeiture and repayment obligation in certain circumstances during Mr. Clarke’s employment with the Company and for a one-year period thereafter, in accordance with the 2023 Plan and the terms of the Performance-Based Stock Option Agreement.

The foregoing summary of the Award does not purport to be complete and is qualified in its entirety by reference to the text of the form of Performance-Based Stock Option Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following documents are herewith filed or furnished as exhibits to this report:

Exhibit Number	Description
10.1	Form of Performance-Based Stock Option Agreement
104	Cover Page Interactive Data File — the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2025	Dell Technologies Inc.
	By:	/s/ Christopher A. Garcia
Christopher A. Garcia Senior Vice President and Assistant Secretary
(Duly Authorized Officer)
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